WALMART INC.
DIRECTOR COMPENSATION DEFERRAL PLAN

(Amended and Restated Effective June 4, 2010 and
Renamed as of February 1, 2018)

i

WALMART INC.
DIRECTOR COMPENSATION DEFERRAL PLAN

ARTICLE I
GENERAL
1.1Purpose of Plan.
Prior to June 4, 2010, the purpose of the Walmart Inc. Director Compensation Plan was to: (a) provide a structure for determining the amount and form of fees (whether paid in cash or Shares); (b) allow Directors to participate in the ownership of Walmart through equity for their services as Walmart Directors; and (c) allow Directors to defer all or a portion of their Fees (whether paid in cash or Shares). Effective June 4, 2010, the purpose of this Plan is simply to allow Directors to defer all or a portion of their Fees (whether paid in cash or Shares), whether awarded or determined by the Board under the Stock Incentive Plan or otherwise.
1.2Background; Effective Dates.

(a)
This Plan was initially adopted on March 7, 1991 and ratified by the stockholders of Walmart on June 5, 1992. The Plan was subsequently amended and restated effective January 1, 1997 and approved by stockholders at Walmart’s 1997 Annual Shareholders’ Meeting. The Plan was most recently amended and restated as of January 1, 2009. Walmart reserved and authorized for issuance pursuant to the terms and conditions of the Plan 1,000,000 shares of Common Stock (which number shall be proportionately adjusted to reflect any stock split, reverse stock split, merger, reorganization, spin-off or other similar transaction).

(b)
At its meeting on March 3, 2010, the Committee approved the amendment of this Plan to provide that no further Fees shall be paid or Shares awarded under this Plan on or after June 4, 2010. From and after that date, cash Fees will be paid to Directors as approved by the Board from time to time and Share grants to Directors will be awarded by the Board under the Stock Incentive Plan (subject to approval of an amendment to the Stock Incentive Plan by stockholders).

(c)
The Committee has authority pursuant to Section 7.8 of the Stock Incentive Plan to adopt procedures as it deems appropriate to allow Directors to defer their Fees (whether in cash or Shares) paid or awarded on or after June 4, 2010, in accordance with Code Section 409A. Pursuant to such authority, the Committee amended and restated this Plan to provide for deferral of Fees paid or awarded on or after June 4, 2010 and renamed the Plan the Wal-Mart Stores, Inc. Director Compensation Deferral Plan. This Plan was renamed the Walmart Inc. Director Compensation Deferral Plan effective February 1, 2018.

(d)
The terms of the Plan as stated herein (other than Appendix A) shall apply to all Fees deferred under the Plan on or after January 1, 2005 (whether paid or awarded pursuant to this Plan prior to June 4, 2010 or paid or awarded by the Board under the Stock Incentive Plan or otherwise on or after June 4, 2010). This Plan (other than Appendix A) shall be interpreted and applied at all times in accordance with Code Section 409A, and guidance issued thereunder.

(e)
Fees deferred under the Plan on or before December 31, 2004, and earnings thereon, shall continue to be governed at all times by the Plan as in effect on such date, which Plan is attached hereto as Appendix A. Appendix A shall not be materially modified (as that phrase is defined by Code Section 409A and guidance thereunder), formally or informally (including by interpretation), unless such modification expressly provides that it is intended to be a material modification within the meaning of Code Section 409A and guidance issued thereunder.

(f)
To the extent Shares are distributed pursuant to this Plan on or after June 4, 2010, such Shares shall be treated as being authorized from the plan under which they were awarded, that is, for Shares awarded prior to June 4, 2010, the Director Compensation Plan prior to this amendment and restatement, and for Shares awarded on or after June 4, 2010, the Stock Incentive Plan. In the event there are insufficient Shares under the Plan (including Appendix A), Shares from the Stock Incentive Plan shall be used to pay any benefits under the Plan to be paid in Shares.

1.3Nature of Accounts.
This Plan is intended to be (and shall be administered as) an unfunded program for federal tax purposes. Cash Deferral Accounts and Share Deferral Accounts are entries in the Special Ledger only and are merely a promise to make payments in the future. Walmart’s obligations under this Plan are unsecured, general contractual obligations of Walmart.
ARTICLE II
DEFINITIONS
2.1Definitions.
Whenever used in this Plan, the following words and phrases have the meaning set forth below unless the context plainly requires a different meaning:

(a)
Affiliate means any corporation, company limited by shares, partnership, limited liability company, business trust, other entity, or other business association with whom Walmart would be considered a single employer under Code Sections 414(b) and 414(c), except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treas. Regs. Sec. 1.414(c)-2 for purposes of determining a controlled group of trades or businesses under Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Regs. Sec. 1.414(c)-2.

(b)	Board means the Board of Directors of Walmart.

(c)	Business Day means a day on which trading is conducted on the New York Stock Exchange.

(d)	Cash Deferral Account means an account maintained in the Special Ledger for a Director to which cash equivalent amounts allocable to the Director under this Plan are credited.

(e)	Code means the Internal Revenue Code of 1986, as amended from time to time. References to Code sections hereunder shall also include regulations and other guidance issued under such section.

(f)	Committee means the Compensation, Nominating and Governance Committee of the Board, or any successor committee of the Board granted responsibility and authority for recommending director compensation.

(g)	Common Stock means the common stock, $0.10 par value per share, of Walmart.

(h)	Fees means the amount credited to the Special Ledger for a Director at any particular time

(i)	Director means any director of Walmart who is not an employee of Walmart or an Affiliate at the time of service as a director.

(j)
Disability means, as determined by the Committee, the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(k)	Distribution Date means the last day of the month in which the Director’s Separation from Service occurs.

(l)
Fair Market Value means, as of any date, the closing sales price for a Share: (1) on the New York Stock Exchange (or if no trading in Shares occurred on that date, on the last day on which Shares were traded) or (2) if the Shares are not listed for trading on the New York Stock Exchange, the value of a Share as determined in good faith by the Committee.

On or before March 31, 2006, Fair Market Value means, as of any date: (A) for purposes of determining the number of Units to be credited to a Share Deferral Account upon a Director’s election to defer all or any portion of his or her Retainer to such account, the average of the highest and lowest prices quoted for a Share on the New York Stock Exchange on that day, or if no such prices were quoted for Shares on the New York Stock Exchange for that day for any reason, the average of the highest and lowest prices quoted on the last Business Day on which prices were quoted, and (B) for purposes of determining the number of Units to be credited to a Share Deferral Account as a dividend equivalent, the closing price for a Share on the New York Stock Exchange on that day, or if no such prices were quoted for the Shares on the New York Stock Exchange for that day for any reason, the closing price on the last Business Day on which prices were quoted. The highest and lowest prices for Shares shall be those published in the edition of The Wall Street Journal or any successor publication for the next Business Day.

(m)
Fees means the annual or quarterly retainer (including annual or quarterly retainers for service as the chairperson of a Board committee or as a member of a Board committee) and per-meeting fees that would, but for an election made under this Plan, be payable to a Director in Shares or in cash.

(o)
A Director is deemed to have engaged in Gross Misconduct if it is determined that the Director has engaged in conduct detrimental to the best interests of Walmart or any Affiliate. Examples of conduct detrimental to the best interests of Walmart or any Affiliate include, without limitation, violation of Walmart’s Statement of Ethics or other Walmart policy governing a Director’s behavior while serving as a Director or applicable period thereafter, or theft, the commission of a felony or a crime involving moral turpitude, gross misconduct or similar serious offenses while serving as a Director or otherwise performing services related to Walmart.

(p)
Interest Rate means, for each Plan Year, the yield on United States Treasury securities (not indexed for inflation) with a constant maturity of ten (10) years, as of the first Business Day of January of such Plan Year, plus 270 basis points. The Interest Rate shall be determined on the basis of Federal Reserve Statistical Release H-15 (or any successor statistical release of the Federal Reserve) and, if there is no such statistical release, on the basis of such other generally recognized source of information concerning the market for United States Treasury securities as the Committee selects.

(q)
Plan means the Walmart Inc. Director Compensation Deferral Plan (formerly the Wal-Mart Stores, Inc. Director Compensation Deferral Plan and the Wal-Mart Stores, Inc. Director Compensation Plan), as set forth herein, and as may hereafter be amended from time to time.

(r)	Plan Year means the twelve (12)-month period beginning on each January 1 and ending on each following December 31.

(s)
Separation from Service means a Director ceases to be a director of Walmart or any Affiliate, unless immediately upon such cessation the Director enters into a relationship with Walmart or any Affiliate which would not be a Separation from Service under Code Section 409A, in which case a Separation from Service will be deemed to occur upon the cessation of such relationship as provided in Code Section 409A.

(t)	Share Deferral Account shall mean the account maintained in the Special Ledger for a Director to which Units allocable to the Director under this Plan are credited.

(u)	Shares means shares of the Common Stock.

(v)
Special Ledger means a record established and maintained by Walmart in which Cash Deferral Accounts and Share Deferral Accounts, and all amounts credited thereto and transferred or paid therefrom, are noted.

(w)	Stock Incentive Plan means the Walmart Inc. Stock Incentive Plan of 2015, as amended from time to time.

(x)	Unit means a credit to a Share Deferral Account representing one Share.

(y)	Walmart means Walmart Inc., a Delaware corporation.
ARTICLE III
DEFERRAL ELECTIONS
3.1Deferral Election.

(a)
For each Plan Year, each Director may elect to defer all or any portion of his or her Fees to be paid during the Plan Year. Fees that would have been paid in Shares but for the Director’s election hereunder shall be credited to the Director’s Share Deferral Account. Fees that would have been paid in cash but for the Director’s election hereunder shall be credited to the Director’s Share Deferral Account or Cash Deferral Account, as elected by the Director.

(b)
The Director’s election to defer Fees under this Plan (and the election as to which Account such Fees shall be credited, if applicable) must be made and filed in accordance with procedures established by the Committee no later than the December 31 preceding the Plan Year for which the election is to be effective. Notwithstanding the preceding, with respect to an individual who becomes a new Director during a Plan Year (either by election or appointment), the Director’s election must be made and filed:

(1)	with respect to Fees to be paid as an annual retainer, prior to the date the individual becomes a Director (either by election or appointment), and

(2)
with respect to per-meeting Fees or Fees to be paid on a quarterly basis, within thirty (30) days of the date the individual becomes a Director (either by election or appointment), but such election shall only apply, in the case of a-per-meeting Fees, with respect to meetings which occur after the date of such deferral election).

For purposes of the preceding sentence, an individual who at one point was a Director, ceased being a Director, and again becomes a Director (either by election or appointment), shall be considered a new Director only if:

(A)
he or she was not eligible to participate in the Plan (or any other plan or arrangement required by Code Section 409A to be aggregated with the Plan) at any time during the twenty-four (24)-month period ending on the date he or she again becomes a Director, or

(B)	he or she was paid all amounts previously due under the Plan (and any other plan or arrangement required by Code Section 409A to be aggregated with the Plan) and, on and before the date of the last such payment, was not eligible to continue to participate in this Plan (or any other plan or arrangement required by Code Section 409A to be aggregated with the Plan) for periods after such payment.

(c)
An election may not be revoked, changed or modified after the applicable filing deadline specified in subsection (b) above, including with respect to Fees paid after the individual ceases to be a Director (but the amount deferred from such former Director’s last Fees shall be reduced pro rata if the Director elected a whole dollar amount and the Fees are reduced, for example, due to the Director not completing the full period of service to which the Fees relate). An election for one Plan Year shall not automatically be given effect for a subsequent Plan Year, so that if deferral is desired for a subsequent Plan Year, a separate election must be made by the Director for such Plan Year. If no election is made for a Plan Year, the Director shall be deemed to have elected not to defer any of his or her Fees paid during such Plan Year.

The deferral election filed by a new Director under subsection (b)(2) above with respect to Fees paid on a quarterly basis shall apply only to the Fees payable to such Director for services rendered as a Director subsequent to the date of the Director’s election. For this purpose, the amount of Fees payable to such Director for services rendered subsequent to the Director’s election shall be determined by multiplying the amount payable on the first quarterly payment date following the date of the Director’s election by a fraction, the numerator of which is the number of calendar days beginning on the date of the election and ending on the quarterly payment date, and the denominator of which is the total number of calendar days that the Director served as a Director in the quarter ending on the quarterly payment date.

(d)	For purposes of this Section 3.1, the date of a Director’s election is the date the executed election form is received by the Committee.
ARTICLE IV
DEFERRAL ACCOUNTS
4.1Share Deferral Accounts.
To the extent Fees deferred under this Plan are to be credited to the Director’s Share Deferral Account, Walmart shall credit to the Director’s Share Deferral Account on the date such Fees would otherwise have been paid to the Director a number of Units equal to the dollar amount of such Fees divided by the Fair Market Value on such date. If Common Stock is the subject of a stock dividend, stock split, or a reverse stock split, the number of Units then credited to the Director’s Share Deferral Account shall be increased or decreased, as the case may be, in the same proportion as the outstanding shares of Common Stock. With respect to any record date for which any cash dividend is paid on Common Stock, Walmart shall credit to the Director’s Share Deferral Account on the applicable dividend payment date an additional number of Units equal to: (a) the aggregate dollar amount of the dividend that would be paid on a number of Shares equal to the number of Units credited to the Director’s Share Deferral Account on the applicable dividend payment date, divided by (b) the Fair Market Value on the applicable dividend payment date. A Director is not entitled to any voting rights with respect to Units credited to his or her Share Deferral Account, nor shall the Director have any other beneficial shareholder rights with respect to such Units.
4.2Cash Deferral Accounts.
To the extent Fees deferred under this Plan are to be credited to the Director’s Cash Deferral Account, Walmart shall credit to the Director’s Cash Deferral Account on the date such Fees would otherwise have been paid to the Director a cash equivalent amount equal to the dollar amount of such Fees. In addition, Walmart shall credit a Director’s Cash Deferral Account with interest as provided in Section 4.3.
4.3Interest on Cash Deferral Accounts.
Each day during a Plan Year, Walmart shall credit a Director’s Cash Deferral Account with a daily rate of simple interest based on the Interest Rate in effect for such Plan Year. This Section 4.3 shall be applicable only through the last day of the month preceding distribution of the Director’s Cash Deferral Account in a single lump sum payment pursuant to Section 5.3 or the last day of the month preceding distribution of the initial installment payment of the Director’s Cash Deferral Account pursuant to Section 5.4.
ARTICLE V
PAYMENT OF DEFERRED FEES
5.1Form of Payment.

(a)
A Director may elect to receive payment of the Director’s Deferred Fees in a single lump sum distribution or in substantially equal annual installments over a period of up to ten (10) years. A Director’s form of payment election must be made in accordance with procedures established by the Committee at the time of such Director’s initial deferral election under Section 3.1 and shall apply to all of the Director’s Deferred Fees. In the event a Director does not make a timely form of payment election, the Director shall be deemed to have elected payment of all of his or her Deferred Fees in a single lump sum distribution.

Notwithstanding the preceding, the form of payment of any Director who had Deferred Fees under the Plan as of December 31, 2007 is the last affirmative election made by such Director on or before such date (in accordance with the rules of the Plan in effect at such date). Any such Director who failed to make an affirmative election on or before December 31, 2007 was deemed to have elected payment of all of his or her Deferred Fees in a single lump sum distribution.

(b)
A Director may change his or her form of payment election (or deemed payment election) at any time by making a new election (also referred to in this subsection as a “subsequent election”) on a form approved by and filed with the Committee; provided, however, that such subsequent election shall be subject to the following restrictions:

(1)	A subsequent election may not take effect until at least twelve (12) months after the date on which such subsequent election is made;

(2)
Payment of the Director’s Deferred Fees may not be made or commence earlier than five (5) years from the date such payment would have been made or commenced absent the subsequent election, unless the distribution is made on account of the Director’s Disability or death;

(3)
Payment of a Director’s Deferred Fees pursuant to a subsequent election must be completed by the last day of the Plan Year which contains the fifteenth (15th) anniversary of the Director’s Distribution Date; and

(4)	For purposes of this Section 5.1(b) and Code Section 409A, the entitlement to annual installment payments is treated as the entitlement to a single payment.
5.2Timing of Payment.

(a)	If payment of a Director’s Deferred Fees is to be made in a single lump sum payment, such payment shall be made within the 90-day period commencing on the Director’s Distribution Date.

(b)
If payment of a Director’s Deferred Fees is to be made in annual installments, the first such installment shall be made within the 90-day period commencing on the Director’s Distribution Date, and subsequent installment payments shall be made within the 90-day period commencing on each applicable anniversary of the Director’s Distribution Date.

(c)
Notwithstanding anything herein to the contrary, any payment to be made hereunder may be delayed by the Committee in the event the Committee reasonably anticipates that the making of such payment will violate federal securities laws or other applicable law. In such event, payment shall be made at the earliest date on which the Committee reasonably anticipates that the making of such payment will not cause such a violation.

(d)	In no event shall any payment due hereunder be accelerated earlier than, or delayed past, the date otherwise provided herein, except as permitted by Code Section 409A.
5.3Amount of Lump Sum Payments.
If payment of the Director’s Deferred Fees is to be made in a single lump sum distribution, the amount distributed shall be:

(a)
cash equal to the total cash equivalent amount credited to the Director’s Cash Deferral Account as of the last day of the month preceding distribution (including interest credited through such date as provided in Section 4.3); and

(b)
Shares equal to the number of whole Units credited to the Director’s Share Deferral Account as of the distribution, plus cash equal to the Fair Market Value of any fractional Share as of the distribution.

5.4Amount of Installment Payments.
If payment of the Director’s Deferred Fees is to be made in installments:

(a)
the Director’s Cash Deferral Account will be paid in equal annual installments in an amount which would fully amortize a loan equal to such Cash Deferral Account as of the last day of the month preceding distribution of the initial installment payment (including interest credited through such date as provided in Section 4.3) over the installment period, with interest calculated at the Interest Rate in effect for the Plan Year in which the Director’s Distribution Date occurs; and

(b)
a pro rata number of whole Shares credited to the Director’s Share Deferral Account as of the applicable distribution date will be paid in equal annual installments, with the Fair Market Value of any fractional Share paid in cash with each installment.

5.5Distribution Upon Death.

(a)
A Director may, by written or electronic instrument delivered to the Committee in the form prescribed by the Committee, designate primary and contingent beneficiaries to receive any benefit payments which may be payable under this Plan following the Director’s death, and may designate the proportions in which such beneficiaries are to receive such payments. Any such designation shall be applicable to both Deferred Fees under this Plan and under Appendix A. A Director may change such designation from time to time and the last designation filed with the Committee prior to the Director’s death shall control. In the event no beneficiaries are designated, or if all of the designated beneficiaries die before all of the Director’s Deferred Fees is distributed, the Deferred Fees (or balance thereof) shall be paid to the Director’s estate.

(b)
Any unpaid Deferred Fees upon a Director’s death shall be paid in a single lump sum distribution in the manner provided herein for payment in a single lump sum distribution to the Director within ninety (90) days of the Director’s death; provided, however, that in the event a Director’s death occurs after installment payments with respect to his or her Cash Deferral Account have commenced pursuant to Section 5.4, the remaining Cash Deferral Account will be credited with pro rata interest from the date of the installment payment immediately preceding the Director’s death through the lump sum distribution date at the Interest Rate applicable to the installment payout.

5.6Gross Misconduct.
This Section 5.6 is effective only with respect to Fees paid or deferred under this Plan on or after April 1, 2006. Notwithstanding anything herein to the contrary, benefits under this Plan are contingent upon the Director not engaging in Gross Misconduct. In the event the Committee or its delegate (which expressly may include any officer of Walmart or a non-employee third party (such as a law firm)) determines that a Director has engaged in Gross Misconduct:

(a)
the Director shall repay to Walmart all Fees received by the Director under this Plan from and after the date which is twenty-four (24) months prior to the date of the behavior serving as the basis for the finding of Gross Misconduct;

(b)
the Director’s Deferred Fees shall be recalculated as if no amounts (including interest and dividend equivalents under Sections 4.1 and 4.3) were credited to the Director’s Deferred Fees from and after the date which is twenty-four (24) months prior to the date of the behavior serving as the basis for the finding of Gross Misconduct; and

(c)
if the Committee or its delegate determines, after payment of amounts hereunder, that the Director has engaged in Gross Misconduct during the prescribed period, the Director (or the Director’s beneficiary) shall repay to Walmart any amount in excess of that to which the Director is entitled under Section 5.6.

Any amount to be repaid pursuant to this Section 5.6 shall be held by the Director or beneficiary in constructive trust for the benefit of Walmart and shall be paid by the Director or beneficiary to Walmart with interest at the prime rate (as published in The Wall Street Journal) as of the date the Committee or its delegate determines the Director engaged in Gross Misconduct. The amount to be repaid pursuant to this Section 5.6 shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, and without regard to any subsequent change in the fair market value of a Share. Walmart shall have the right to offset such gain against any amounts otherwise owed to Director by Walmart (whether hereunder, pursuant to any benefit plan or other compensatory arrangement). A Director may appeal a Gross Misconduct determination by the Committee or its delegate as provided in Article VII.
With respect to any Fees granted by the Board under another plan or Board resolution, the impact of the Director’s misconduct on such portion of the Director’s Fees which have not yet been deferred shall be determined under the terms of plan or resolution.

ARTICLE VI
ADMINISTRATION

6.1Administration.

The Committee is responsible for the management, interpretation and administration of the Plan. The Committee shall have discretionary authority with respect to the determination of benefits under the Plan and the construction and interpretation of Plan provisions. In such capacity, the Committee is granted the following rights and duties:

(a)
The Committee shall have the exclusive duty, authority and discretion to interpret and construe the provisions of the Plan, to determine eligibility for and the amount of any benefit payable under the Plan, and to decide any dispute which may rise regarding the rights of Directors (or their beneficiaries) under this Plan;

(b)
The Committee shall have the sole and complete authority to adopt, alter, and repeal such administrative rules, regulations, and practices governing the operation of the Plan as it shall from time to time deem advisable;

(c)	The Committee may appoint a person or persons to assist the Committee in the day-to-day administration of the Plan;

(d)
The decision of the Committee in matters pertaining to this Plan shall be final, binding, and conclusive upon Walmart, the Director, such Director’s beneficiary, and upon any person affected by such decision, subject to the claims procedure set forth in Article VII; and

(e)
In any matter relating solely to a Committee member’s individual rights or benefits under this Plan, such Committee member shall not participate in any Committee proceeding pertaining to, or vote on, such matter.

ARTICLE VII
CLAIMS PROCEDURE

7.1General.

Any Director or beneficiary (“claimant”) who believes he or she is entitled to Plan benefits which have not been paid may file a written claim for benefits with the Committee within one (1) year of the Director’s Distribution Date. If any such claim is not filed within one (1) year of the Director’s Distribution Date, neither the Plan nor Walmart shall have any obligation to pay the disputed benefit and the claimant shall have no further rights under the Plan. If a timely claim for a Plan benefit is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Committee or its delegate within a reasonable period of time, not to exceed sixty (60) days, after receipt of the claim by the Committee. Any claimant who is denied a claim for benefits shall be furnished written notice setting forth:

(a)	the specific reason or reasons for the denial;

(b)	specific reference to the pertinent Plan provision upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim; and

(d)	an explanation of the Plan’s claim review procedure.

7.2Appeals Procedure.

To appeal a denial of a claim, a claimant or the claimant’s duly authorized representative:

(a)	may request a review by written application to the Committee not later than sixty (60) days after receipt by the claimant of the written notification of denial of a claim;

(b)	may review pertinent documents; and

(c)	may submit issues and comments in writing.

A decision on review of a denied claim shall be made by the Committee or its delegate not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than one hundred twenty (120) days after receipt of a request for review. The decision on review shall be in writing and shall include the specific reasons for the denial and the specific references to the pertinent Plan provisions on which the decision is based.

7.3Calculation of Days.
Any reference in this Article VII to a number of days shall include holidays and weekends.
ARTICLE VII
MISCELLANEOUS PROVISIONS

8.1Amendment or Termination of Plan.
The Board or the Committee may amend or terminate this Plan at any time. An amendment or the termination of this Plan shall not adversely impact the right of a Director or beneficiary to receive Shares issuable or cash payable at the effective date of the amendment or termination or any rights that a Director or a beneficiary has in any Cash Deferral Account or Share Deferral Account at the effective date of the amendment or termination. No amendment or termination of the Plan may accelerate the date of payment of a Director’s Deferred Fees, except as otherwise permitted by Code Section 409A.
8.2Non-Alienability.
A Director shall not have the right to transfer, grant any security interest in or otherwise encumber rights he or she may have under the Plan, or to any Cash Deferral Account or any Share Deferral Account maintained for the Director hereunder or any interest therein. No right or interest of a Director in a Cash Deferral Account or a Share Deferral Account shall be subject to any forced or involuntary disposition or to any charge, liability, or obligation of the Director, whether as the direct or indirect result of any action of the Director or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be null, void, and without effect. Notwithstanding the preceding, distribution may be made to the extent necessary to fulfill a domestic relations order as defined in Code Section 414(p)(1)(B) and in accordance with procedures established by the Committee from time to time; provided, however, that all such distributions shall be made in a single lump sum payment.

8.3Withholding for Taxes.

To the extent required by law, Walmart shall withhold the amount of cash and Shares necessary to satisfy Walmart’s obligation to withhold federal, state, and local income and other taxes on any benefits payable to a Director or beneficiary under this Plan.

8.4Income and Excise Taxes.

The Director (or the Director’s beneficiary) is solely responsible for the payment of all federal, state, local income and excise taxes resulting from the Director’s participation in this Plan.

8.5Successors and Assigns.
The provisions of this Plan are binding upon and inure to the benefit of Walmart and its successors and assigns, and a Director, the Director’s beneficiaries, heirs, and legal representatives.

8.6Governing Law.

This Plan shall be governed by the laws of the State of Arkansas, except that any matters relating to the internal governance of Walmart shall be governed by the General Corporation Law of Delaware.

APPENDIX A

Retainers deferred on or before December 31, 2004 are subject to the terms of the Plan as it existed as of such date, which Plan is set forth in this Appendix A. The terms of this Appendix A shall not be materially modified (as that phrase is defined by Code Section 409A and guidance thereunder), either formally or informally, unless such modification specifically provides that it is intended to be a material modification within the meaning of Code Section 409A and guidance thereunder.

WALMART INC.
DIRECTOR COMPENSATION PLAN

Purpose. This Director Compensation Plan is established to allow the outside directors of Walmart Inc. (“Walmart”) to participate in the ownership of Walmart through ownership of shares of the Walmart common stock or deferred stock units. In addition, the Plan is intended to allow Walmart’s outside directors to defer all or a portion of their compensation for their service as directors.
Definitions. The following words have the definitions given them below.
“Affiliate” means any corporation, company limited by shares, partnership, limited liability company, business trust, other entity, or other business association that is controlled by Walmart.
“Board” means the board of directors of Walmart.
“Business Day” means a day on which Walmart’s executive offices in Bentonville, Arkansas are open for business and on which trading is conducted on the Exchange.
“Common Stock” means the Common Stock, $0.10 par value per share, of Walmart.
“Compensation Date” means the last Business Day of each calendar quarter.
“Deferral Account” means an account maintained in the Special Ledger for a Director to which cash equivalent amounts allocable to the Director under this Plan are credited.
“Director” means any director of Walmart who is not an employee of Walmart or an Affiliate.
“Distribution Date” means the date on which a Director ceases to be a director of Walmart or on which a Director becomes employed by Walmart or an Affiliate.

“Fair Market Value” means, as to any particular day, the average of the highest and lowest prices quoted for a share of Common Stock trading on the New York Stock Exchange on that day, or if no such prices were quoted for the shares of Common Stock on the New York Stock Exchange for that day for any reason, the average of the highest and lowest prices quoted on the last Business Day on which prices were quoted. The highest and lowest prices for the shares of Common Stock shall be those published in the edition of The Wall Street Journal or any successor publication for the next Business Day.
“First Component” means the portion of the Retainer payable to a Director that accounts for at least one-half of the Retainer and that is payable in Shares and may be deferred by crediting Units to a Unit Account maintained for the Director.
“Interest Rate” means the annual rate at which interest is deemed to accrue on the amounts credited in a Deferral Account for a Director. The annual rate shall be set by the Board or a committee of the Board and may be changed from time to time as necessary to reflect prevailing interest rates. [NOTE: The annual rate in effect for a Plan Year for this purpose shall be determined in accordance with the following formula in effect as of October 3, 2004: the rate on 10-year Treasury notes determined as of the first Business Day of January of each Plan Year, plus 270 basis points. Such formula shall not be modified on or after October 3, 2004. Notwithstanding the preceding, in light of uncertainty regarding whether adjustment of the annual rate would constitute a material modification of the Plan for Code Section 409A purposes, the annual rate was not adjusted for 2005. The annual rate for 2006 and future years will be adjusted in accordance with the above formula.]
“Plan Year” means each 12-month period beginning on each January 1 and ending on each December 31.
“Retainer” means the amount of compensation set by the Board from time to time as payable to a Director in each Plan Year on the terms and subject to conditions stated in this Plan, subject to reduction for any portion thereof that a Director elects to defer as provided in this Plan.
“Second Component” means the balance of the Retainer payable to a Director (after reduction for the First Component) and that is (1) payable in cash or (2) by crediting an amount to a Deferral Account maintained for the Director.
“Shares” means shares of the Common Stock.
“Special Ledger” means a record established and maintained by Walmart in which the Deferral Accounts and Units Accounts for the Directors, if any, and the Units and/or amounts credited to the accounts are noted.
“Unit Account” shall mean the account maintained in the Special Ledger for a Director to which Units allocable to the Director under this Plan are credited.
“Unit” means a credit in a Unit Account representing one Share.

Annual Retainer. During each Plan Year in which a person is a Director during the existence of this Plan, the Director be eligible to receive the Retainer payable as follows:
At least one-half of the Retainer shall be and, at the Director’s option, up to the full amount of the Retainer (defined above as the “First Component”) will be (1) payable to the Director in Shares or (2) at the Director’s option, deferred by Walmart crediting Units to a Unit Account maintained for the Director as provided in this Plan.
The balance of the Retainer (defined above as the “Second Component”) shall be (1) payable in cash or (2) at the Director’s option, deferred by Walmart crediting a Deferral Account maintained for the Director as provided in this Plan with an amount that would be otherwise payable to the Director in cash.
The Retainer will be payable in arrears in equal quarterly installments on each Compensation Date unless deferred as provided below. Each quarterly installment will consist of one-fourth of the First Component and one-fourth of the Second Component, if any, for each Director.
Elections. Each Director who was a Director during the prior Plan Year must elect by no later than December 31 of the prior Plan Year how he or she will receive the Retainer. Each Director who becomes a Director during a Plan Year must elect within 30 days after becoming a Director how he or she will receive the Retainer. Each election must be made by the Director filing an election form with the Secretary of Walmart. If a Director does not file an election form for each Plan Year by the specified date, the Director will be deemed to have elected to receive and defer the Retainer in the manner elected by the Director in his or her last valid election. Any person who becomes a Director during a Plan Year and does not file the required election within 30 days will be deemed to have elected to receive all of the Retainer in Shares. Any election to defer a portion of the Retainer made by a person who becomes a Director during a Plan Year will be valid as to the portion of the Retainer received after the election is filed with the Secretary of Walmart. When an election is made for a Plan Year, the Director may not revoke or change that election.
The Shares. If a Director elects to receive Shares in payment of all or any part of the Director’s Retainer, the number of Shares to be issued on any Compensation Date shall equal one-fourth of the amount of the Retainer to be paid in Shares for the Plan Year divided by the Fair Market Value of a Share on the Compensation Date. Any Shares issued under this Plan will be registered under the Securities Act of 1933, as amended, and, so long as shares of the Common Stock are listed for trading on the New, York Stock Exchange, will be listed for trading on the New York Stock Exchange.
The Units. If a Director defers any portion of the Retainer in the form of Units, then on each Compensation Date, Walmart will credit a Unit Account maintained for the Director with a number of Units equal to (1) one-fourth of the dollar amount of the Retainer that the Director has elected to defer in the form of Units for the Plan Year divided by (2) the Fair Market Value on the Compensation Date. If the Common Stock is the subject of a stock dividend, stock split, or a reverse stock split, the number of Units will be increased or decreased, as the case may be, in the same proportion as the outstanding shares of Common Stock. Walmart will credit to the Director’s Unit Account on the date any dividend is paid on the Common Stock, an additional number of Units equal to (I) the aggregate amount of the dividend that would be paid on a number of Shares equal to the number of Units credited to the Director’s Unit Account on the date the dividend is paid divided by (II) the Fair Market Value on that date.
Deferral Account. If a Director defers receipt of any portion of the Retainer by having an amount credited to a Deferral Account, then on each Compensation Date, Walmart will credit to the Director’s Deferral Account an amount equal to one-fourth of the dollar amount of the Retainer deferred for the Plan Year. On the last day of each Plan Year, Walmart will also credit the Deferral Account with interest, calculated at the Interest Rate, on the aggregate amount credited to the Deferral Account.
[Effective January 1, 2009, Deferral Accounts shall be credited with interest on a daily basis. The amount of interest to be credited each day shall be a daily rate of simple interest based on the Interest Rate in effect for the Plan Year. It has been determined that this modification does not constitute a “material modification” for purposes of Code Section 409A.]
Distribution of the Amounts in a Unit Account. After the Distribution Date for a former Director, Walmart will issue to the former Director that number of Shares equal to the number of Units with which the former Director’s Unit Account is credited. The former Director may elect to receive all of the Shares at one time or in up to 10 annual installments as described below. If the Director has elected to receive all of the Shares at one time, Walmart will issue the Shares as soon as practicable after the Distribution Date.
If the former Director has elected to receive the Shares in installments, a pro rata number of Shares will be issued for each installment plus additional Shares equal to the Units credited to the Unit Account respecting dividends paid on the Common Stock since the last installment was made. Walmart will issue the first installment of Shares as soon as practicable after the former Director’s Distribution Date. The remaining installments of Shares will be issued on or about each anniversary of the Director’s Distribution Date.
Distribution of the Amounts in a Deferral Account. After the Distribution Date for a former Director, Walmart will pay the former Director cash equal to the amount with which the former Director’s Deferral Account is credited. The former Director may elect to receive all of the cash at one time or in up to 10 annual installments as described below. If the former Director has elected to receive all of the cash at one time, Walmart will pay the cash to the former Director as soon as practicable after the Distribution Date.
If the former Director has elected to be paid the cash in installments, a pro rata portion of the amount credited to the Deferral Account on the Distribution Date will be paid in each installment, along with the additional amount credited to the Deferral Account as interest since the last installment was paid. Walmart will pay to the former Director the cash to be paid in the first installment as soon as practicable after the Distribution Date. The remaining installments of cash shall be paid on or about each anniversary of the Director’s Distribution Date.
Conversion of Accounts. At any time prior to the Distribution Date, a Director who has a Deferral Account may convert all or any portion of the Deferral Account into Units credited to a Unit Account. The number of Units to be credited to the Director’s Unit Account upon the conversion shall equal (1) the amount credited to the Director’s Deferral Account so converted divided by (2) the Fair Market Value on the date of the Director’s election to convert.
At any time prior to the Distribution Date, a Director who has a Unit Account may convert all or any portion of the Unit Account into a Deferral Account. The cash amount to be credited to the Director’s Deferral Account upon the conversion shall equal (1) the number of Units credited to his or her Unit Account so converted multiplied by (2) the Fair Market Value on the date of the Director’s election to convert.
Any election to convert must be made on a form prescribed by Walmart and filed with its Secretary. The conversion of a Unit Account or a Deferral Account shall be deemed to occur on the date of the Director’s election.
Distribution in the Event of a Director’s Death. Each Director who defers any part of the Retainer payable to him or her in any Plan Year must designate one or more beneficiaries of the Director’s Deferral Account and Unit Account, who may be changed from time to time. The designation of a beneficiary must be made by filing with Walmart’s Secretary a form prescribed by Walmart. If no designation of a beneficiary is made, any deferred benefits under this Plan will be paid to the Director’s or former Director’s estate. If a Director dies while in office or a former Director dies during the installment payment period, Walmart will issue the Shares and pay the amounts of cash that are issuable and payable to the Director or former Director at one time as soon as practicable after the death of the Director or the former Director.
Timing of Election to Receive Deferred Benefits in Installments. If the Director wants the benefits distributed in installments, the election to receive payments in installments must be on file for a period of at least 12 full months prior to the Director ceasing to be a director of Walmart. The last valid election on file with Walmart’s Secretary for at least 12 full months will be given effect by Walmart in distributing the benefits.
Withholding for Taxes. Walmart will withhold the amount of cash and Shares necessary to satisfy Walmart’s obligation to withhold federal, state, and local income and other taxes on any benefits received by the Director, the former Director or a beneficiary under this Plan.
No Transfer of Rights under this Plan. A Director or former Director shall not have the right to transfer, grant any security interest in or otherwise encumber rights he or she may have under this Plan, any Deferral Account or any Unit Account maintained for the Director or former Director or any interest therein. No right or interest of a Director or a former Director in a Deferral Account or a Unit Account shall be subject to any forced or involuntary disposition or to any charge, liability, or obligation of the Director or former Director, whether as the direct or indirect result of any action of the Director or former Director or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be null, void, and without effect. Notwithstanding the preceding, distribution may be made to the extent necessary to fulfill a domestic relations order as defined in Code Section 414(p)(1)(B) and in accordance with procedures established by the Committee from time to time; provided, however, that all such distributions shall be made in a single lump sum payment.

Unfunded Plan. This Plan will be unfunded for federal tax purposes. The Deferral Accounts and the Unit Accounts are entries in the Special Ledger only and are merely a promise to make payments in the future. Walmart’s obligations under this Plan are unsecured, general contractual obligations of Walmart.
Amendment and Termination of the Plan. The Board or the Compensation and Nominating Committee of the Board may amend or terminate this Plan at any time. An amendment or the termination of this Plan will not adversely affect the right of a Director, former Director, or Beneficiary to receive Shares issuable or cash payable at the effective date of the amendment or termination or any rights that a Director, former Director, or a Beneficiary has in any Deferral Account or Unit Account at the effective date of the amendment or termination. If the Plan is terminated, however, Walmart may, at its option, accelerate the payment of all deferred and other benefits payable under this Plan.
Governing Law. This Plan shall be governed by the laws of the State of Arkansas, except that any matters relating to the internal governance of Walmart shall be governed by the General Corporation Law of Delaware. Walmart has right to interpret this Plan, and any interpretation by Walmart shall be conclusive as to the meaning of this Plan.
Effective Date and Transition. This Plan amends and restates in full the Wal-Mart Stores, Inc. Directors Deferred Compensation Plan adopted on March 7, 1991 and as ratified by the stockholders of Wal-Mart on June 5, 1992. The effective date of this amendment and restatement of that Plan shall be January 1, 1997, and the Plan became operative and in effect on the date, subject only to the ratification of the Plan by the stockholders of Walmart at Walmart’s 1997 annual stockholders’ meeting. The Board has reserved and authorized for issuance pursuant to the terms and conditions of this Plan 1,000,000 shares of Common Stock.